AGREEMENT OF PRINCIPLES OF EMPLOYMENT

Dated December 22, 2009

By and among:    David Wiessman (hereinafter: “Mr. Wiessman")

And:	ALON USA ENERGY, INC. (hereinafter: “Alon Energy”)

WHEREAS, Mr. Wiessman and Alon Israel Oil Company Ltd. (“Alon Israel”) have entered into an Agreement of Principles of Employment dated June 19, 2005 (the “Alon Israel Employment Agreement”);

WHEREAS, portions of the Alon Israel Employment Agreement relate to Mr. Wiessman's services to Alon Energy and its subsidiaries;

WHEREAS, pursuant to an Agreement of Principles of Employment, dated July 6, 2005, Alon Energy agreed to assume from Alon Israel and to be responsible for the compensation and other benefits set forth in the Alon Israel Employment Agreement, which pertained to Mr. Wiessman's services to Alon Energy and its subsidiaries from January 1, 2005 until January 1, 2010;

WHEREAS, Mr. Wiessman and Alon Energy desire for Alon Energy to continue to assume from Alon Israel and to be responsible for the compensation and other benefits set forth in the Alon Israel Employment Agreement, which pertain to Mr. Wiessman's services to Alon Energy and its subsidiaries from January 1, 2010 until January 1, 2015 as reflected herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	The term of this agreement will be for 5 (five) years commencing on 1/1/2010 (hereinafter: "the term of the agreement").

2.
During the term of this agreement, Mr. Wiessman through DW OPERATING, LLC, will render his services to Alon Energy and will serve as Executive Chairman of the Board of Alon Energy and as chairman or an executive officer (as the case may be) in all of the subsidiaries of Alon Energy.

3.
The monthly remuneration to be paid by Alon Energy to Mr. Wiessman for rendering his services to Alon Energy in accordance with section 2 above will initially be: $29,172 (twenty-nine thousand, one hundred seventy-two dollars) ("The remuneration"). Mr. Wiessman will be entitled to participate in the pension plans or non-qualified retirement arrangements available to similarly situated executives, bonus plan and any equity plans of Alon Energy and its subsidiaries (except for the Alon Assets, Inc. 2000 Stock Option Plan and Alon Operating, Inc. 2000 Stock Option Plan) at an executive level. Mr. Wiessman will be entitled to a 5% fee increase at the end of each of the first, second, third and fourth year of the agreement.

4.
Alon Energy will be entitled to bring this agreement to an early end, upon a prior written notice to Mr. Wiessman of 6 (six) months. In case of termination of this agreement according to this section 4, for any reason whatsoever, then the following provisions will apply:

a.	During the 6 (six) months prior notice period given to Mr. Wiessman he will be entitled to receive full remuneration in accordance with section 3 herein.

b.
Mr. Wiessman will be entitled to a 12 (twelve) month adaptation period commencing at the end of the prior notice period. During the adaptation period Mr. Wiessman will be entitled to receive his full remuneration according to this agreement.

c.
Alon Energy will pay Mr. Wiessman all remuneration Mr. Wiessman is entitled to up to the date of termination of his employment, including the prior notice period, to which Alon Energy shall add a compensation fee equal to the amount of 200% of the then-current monthly remuneration paid to Mr. Wiessman according to this agreement for each year in which he rendered his services to Alon Energy (i.e., since August 2000).

5.
Mr. Wiessman will be entitled to bring this agreement to an early end, upon a prior written notice to Alon Energy of 6 (six) months. In case of termination of this agreement according to this section 5, for any reason whatsoever, then the following provisions will apply:

a.	During the 6 (six) months prior notice period given to Alon Energy, Mr. Wiessman will be entitled to receive full remuneration in accordance with section 3 herein.

b.
Alon Energy will pay Mr. Wiessman all remuneration Mr. Wiessman is entitled to up to the date of termination of his employment, including the prior notice period, to which Alon Energy shall add a compensation fee equal to the amount of 100% of the then-current monthly remuneration paid to Mr. Wiessman according to this agreement for each year in which he rendered his services to Alon Energy (i.e., since August 2000).

6.	During the term of this Agreement, Alon Energy shall provide the following benefits to Mr. Wiessman:

a.	Alon Energy will lease a car for the use of Mr. Wiessman during his stays in the U.S. The car will be in a standard and level suitable to the position Mr. Wiessman is filling.

b.	Alon Energy will participate in the costs of Mr. Wiessman's apartment maintenance in the U.S as customary for an Israeli employee employed by Alon Energy in the U.S.

c.	Alon Energy shall provide medical insurance to Mr. Wiessman as customary for Alon Energy employees in the U.S.

d.	Alon Energy shall provide flight tickets to the U.S. for Mr. Wiessman's family members (up to 8 tickets a year).

Remainder of this page intentionally left blank.

IN WITNESS WHEREOF, the parties have signed this agreement as of the date first above written.

Alon USA Energy, Inc.

/s/Harlin Dean
By: Harlin Dean
Title: Senior Vice President

/s/ David Wiessman
David Wiessman